As filed with the Securities and Exchange Commission on October 24, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RF INDUSTRIES, LTD.

(Exact name of registrant as specified in its charter)

Nevada	88-0168936
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

16868 Via Del Campo Court, Suite 200 San Diego, CA	92127
(Address of Principal Executive Offices)	(Zip Code)

RF INDUSTRIES, LTD. 2020 EQUITY INCENTIVE PLAN (AMENDED)

(Full title of the plan)

Robert Dawson

Chief Executive Officer

RF INDUSTRIES, LTD.
16868 Via Del Campo Court, Suite 200

San Diego, CA 92127

(Name and address of agent for service)

(858) 549-6340

(Telephone number, including area code, of agent for service)

Copies to:

Larry W. Nishnick
DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, CA 92121
(858) 677-1414

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

REGISTRATION OF ADDITIONAL SECURITIES PURSUANT TO

GENERAL INSTRUCTION E OF FORM S-8

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8, RF Industries, Ltd. (the “Registrant” or the “Company”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) to register 1,000,000 additional shares of the Registrant’s common stock, $0.01 par value per share, for issuance under the RF Industries, Ltd. 2020 Equity Incentive Plan (Amended) (the “Plan”). Amendment No. 1 to the Plan, which increased the number of shares of common stock available for issuance under the Plan by 1,000,000 shares from 1,250,000 shares to 2,250,000 shares, was approved by the stockholders of the Registrant on September 5, 2024. This Registration Statement hereby incorporates by reference the contents of the Registrant’s registration statement on Form S-8 (File No. 333-248791) filed with the Commission on September 14, 2020 to the extent not modified or superseded hereby or by any subsequently filed document, which is incorporated by reference herein or therein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2023, filed with the Commission on January 29, 2024;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s document referred to in (a) above; and

(c)

The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Document(s)”); provided, however, that the documents listed above or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Registrant’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Report.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

As a Nevada corporation, the Company is subject to the provisions of the Nevada Revised Statutes (the “NRS”).

NRS 78.7502 provides that a corporation may, pursuant to the provisions of that statute, indemnify directors and officers as well as other employees, agents and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation, provided such individual (i) is not liable pursuant to NRS 78.138; or (ii) acted in good faith and in a manner which they reasonably believed to be in, or not opposed to the Company’s best interests, and in the case of a criminal action or proceeding, such person had no reasonable cause to believe their conduct was unlawful. NRS 78.138(7) provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation, its stockholders or its creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless the presumption established by NRS 78.138(3) has been rebutted and it is proven that (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) such breach involved intentional misconduct, fraud or a knowing violation of law. NRS 78.751 provides that indemnification pursuant to NRS 78.7502 is not exclusive of other rights to which those seeking indemnification may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. NRS 78.752 permits a corporation to purchase and maintain insurance or make other financial arrangements on behalf of a director, officer, employee or agent of the corporation against any liability asserted against, or incurred by, such individual in any such capacity or arising out of such individual’s status as such, whether or not the corporation would have the power to indemnify such individual against such liabilities, but no such other financial arrangement may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

The Company’s Amended and Restated Articles of Incorporation (the “Articles”) provide that a director of the Company shall, to the fullest extent permitted by the NRS, not be personally liable to the Company or its stockholders for damages for any breach of fiduciary duty as a director, except to the extent such exception from liability is not permitted under the NRS. Further, the Articles provide for indemnification of and advancement of expenses by the Company to such agents (and any other persons to which Nevada law permits the Company to provide indemnification) to the fullest extent permitted by applicable Nevada law, with respect to actions for breach of duty to the Company, its stockholders and others.

The Company’s Amended and Restated By-Laws (the “By-Laws”) provide for the indemnification of directors, officers, employees and agents substantially identical in scope to that permitted under the NRS. The By-Laws require the Company to indemnify directors and officers, and permit the Company, as the Board of Directors deems appropriate or as otherwise required by law, to indemnify employees and agents as though they were directors and officers, as applicable under the NRS. The By-Laws further provide that the expenses of directors and officers incurred in defending a civil or crimination action, suit or proceeding, must be paid by the Company in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay such amounts if it is ultimately determined that the director or officer is not entitled to be indemnified by the Company.

The Company has entered into indemnification agreements with each of its directors and officers, indemnifying them against certain potential liabilities that may arise as a result of their service to the Company, and providing certain other protections.

Under the By-Laws, the Board of Directors may authorize the Company, by a vote of a majority of a quorum of the Board of Directors, to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify such person against such liability under provisions of Article VII of the By-Laws. The Company maintains a general liability insurance policy that covers certain liabilities of its officers and directors arising out of claims based on acts or omissions in their capacities as such.

The foregoing is only a general summary of certain aspects of Nevada law, the Articles, the By-Laws, and the insurance dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Nevada law, the Articles, the By-laws, and the insurance policies.

Item 8. Exhibits.

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith
4.1	Amended and Restated Articles of Incorporation of RF Industries, Ltd.	8-K	000-13301	3.1	August 31, 2012

4.2	Amended and Restated Bylaws of RF Industries, Ltd.	10-Q	000-13301	3.1	June 14, 2023

5.1	Opinion of DLA Piper LLP (US).					X

23.1	Consent of CohnReznick LLP.					X

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).					X

24	Power of Attorney (included on the signature page of this Registration Statement).					X

99.1	RF Industries, Ltd. 2020 Equity Incentive Plan (Amended).	S-8	333-248791	99.1	September 14, 2020

99.2	Amendment No. 1 to RF Industries, Ltd. 2020 Equity Incentive Plan (Amended).					X

107	Filing Fee Table.					X

Item 9. Undertakings.

1. The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs 1(a)(i) and 1(a)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on October 24, 2024.

RF INDUSTRIES, LTD.

By:	/s/ Robert Dawson
Robert Dawson
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Robert Dawson and Peter Yin as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her in any and all capacities, to sign this registration statement on Form S-8 and any amendments hereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he or she might do or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may do or cause to be done by virtue of this power of attorney.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert Dawson	Chief Executive Officer	October 24, 2024
Robert Dawson	(Principal Executive Officer)

/s/ Peter Yin	Chief Financial Officer	October 24, 2024
Peter Yin	(Principal Financial and Accounting Officer)

/s/ Mark Holdsworth	Chairman of the Board	October 24, 2024
Mark Holdsworth

/s/ Gerald T. Garland	Director	October 24, 2024
Gerald T. Garland

/s/ Sheryl Cefali	Director	October 24, 2024
Sheryl Cefali

/s/ Kay L. Tidwell	Director	October 24, 2024
Kay L. Tidwell